Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2016 RESULTS

Earnings per share continues to gain positive momentum

PERRYSBURG, Ohio (July 27, 2016) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•                  Earnings from continuing operations were $0.65 per share (diluted), which was on the high end of management’s guidance of $0.60 to $0.65 per share, despite continued economic pressures.  This compares favorably with earnings from continuing operations in the second quarter of 2015 of $0.26 per share (diluted), and, on an adjusted basis,(1) of $0.60 per share.

•                  Net sales were $1.8 billion, up 14 percent from the prior year second quarter, a clear benefit derived from the Company’s acquisition of Vitro’s food and beverage business (the “acquired business”).  Excluding the acquired business, sales volumes were 1 percent above the prior year period, in line with management’s full year expectations.

•                 Earnings from continuing operations before income taxes were $141 million in the quarter, more than double prior year results.  Segment operating profit of reportable segments(1) was $233 million, a 25 percent increase compared with prior year, driven by stability and operational performance of the legacy business, as well as the impact of the acquired business.  All regions except Asia Pacific posted higher segment operating profit compared with prior year.

•                 Strategic initiatives are on track to deliver 2016 targets.

•                 The Company is reaffirming its full year guidance for earnings and cash flow.

Commenting on the Company’s second quarter results and outlook, CEO Andres Lopez stated, “We are very pleased with the solid progress on the execution of our strategy.  Our meaningful performance improvement is the result of significant focus on improving our efficiency, stabilizing both revenue and operating performance, and continued success with the integration of the Mexico acquisition.  In addition, we are gaining momentum by enhancing customer service, implementing a more robust end-to-end global supply chain and transforming our organization to deliver improved quality, agility, speed, flexibility and innovation — all at a competitive price. We have been delivering steady improvement, which has resulted in margin expansion and a year-over-year increase in earnings.  Looking ahead, we remain committed to our earnings and cash flow guidance.”

(1)  Adjusted earnings per share, segment operating profit of reportable segments (“segment operating profit”), segment operating profit in constant currency, segment operating profit margin and free cash flow are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

Second Quarter 2016 Results

Net sales in the second quarter of 2016 were $1.8 billion, up $217 million, or 14 percent, from the prior year second quarter. The Company’s investment in non-organic growth is driving the top line higher; the acquired business generated $234 million in net sales — 13 percent of global net sales — due to strong shipments within Mexico and to the United States. Price was up $18 million on a global basis, primarily driven by price adjustments that reflect cost inflation. Unfavorable currency translation adversely impacted net sales by $31 million, or 2 percent.

Management efforts to drive revenue stability are taking hold.  The 1 percent increase in legacy shipments on a global basis was in line with management expectations. Shipments in Europe increased 3 percent, driven by mid-single digit gains in beer and wine.  In North America, legacy volumes were on par with prior year, as higher spirits and non-alcoholic beverage shipments mostly offset the decline in beer. Second quarter shipments for legacy Latin America declined as weakness in Brazil was partially offset by double-digit increases in the rest of the region.  Asia Pacific reported a 2 percent increase in volumes, due to higher beer and wine shipments in the region’s mature markets.

Earnings from continuing operations before income taxes were $141 million in the quarter, an increase of $79 million compared with prior year. This was mainly driven by higher segment operating profit (+$46 million) and the change in items not considered representative of ongoing operations (+$33 million).

Segment operating profit was $233 million in the second quarter, $46 million higher than prior year second quarter. The substantial year-on-year improvement was primarily driven by the strong results of Europe and the acquired business. Legacy Latin America reported strong performance in light of the aforementioned decline in volume. Adverse currency translation, primarily in Europe and Latin America, impacted segment operating profit by $5 million compared with the second quarter of prior year.

•                  In the quarter, the acquired business contributed approximately $44 million to segment operating profit, continuing on the path to exceed management’s initial expectations of $140 - $145 million for the year. Strong domestic sales, the successful ramp up of the new furnace in Monterrey and cost synergies all contributed to its strong performance.

•                  Europe reported a $9 million improvement in segment operating profit compared to prior year. Operating performance significantly improved in the second quarter, buoyed by the efforts of the plant improvement teams in the region and more broad-based improvement in productivity and quality.  As expected, average selling prices in Europe were modestly lower than prior year. Price-cost spread was modestly negative, as lower selling prices were not fully offset by energy deflation.

•                  Segment operating profit for North America was $10 million higher than the prior year second quarter. The improvement was driven by the acquired business. The legacy business continued operating well and reported solid results in line with prior year.

•                  Latin America’s segment operating profit improved $30 million, more than doubling the prior year profit. This is due to the very successful integration of the acquired business, which contributed $33 million of segment operating profit. Currency translation was a $2 million headwind compared with the second quarter of prior year. The legacy business delivered a very solid performance despite the challenging economic situation in Brazil. The management team continues to focus on controlling costs. This combination of legacy and acquired business performance caused the 350 basis point expansion in segment operating profit margin for the region.

•                 In Asia Pacific, higher sales volume and price increases together contributed $5 million to segment operating profit. However, this was more than offset by higher planned production downtime. Modest year-on-year improvement in segment operating profit is expected in the second half of the year.

Retained corporate and other costs amounted to $25 million, an improvement sequentially from $32 million in the first quarter of 2016, and compares to $18 million in the prior year quarter. The effect of foreign currency hedges, which are mainly reflected in corporate costs, adversely impacted costs. Additionally, management incentive accruals, in line with better financial performance, also increased corporate costs.

Net interest expense in the quarter was $67 million, up $21 million from the second quarter of the prior year(2), entirely due to acquisition-related interest expense. The Company continues, however, to benefit from low variable interest rates.

The Company reported second quarter 2016 earnings of $0.65 per share (diluted). This is on the high end of management’s guidance of $0.60 to $0.65 per share.

Outlook

The Company continues to expect earnings from continuing operations attributable to the Company (diluted) for the full year 2016 to be in the range of $2.18 to $2.29 per share. Excluding certain items management considers not representative of ongoing operations, this equates to adjusted earnings per share(3) for full year 2016 in the range of $2.25 to $2.35 which affirms prior guidance. The earnings guidance ranges reflect uncertainty in macroeconomic conditions and currency rates, among other factors. Reflecting the aforementioned assumptions, the Company expects cash provided by continuing operating activities for 2016 to be approximately $750 million. After deducting additions to property, plant and equipment of approximately $450 million, free cash flow(4) for 2016 is expected to approximate $300 million, which is consistent with prior guidance.

Conference Call Scheduled for July 28, 2016

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Thursday, July 28, 2016, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on July 28. Ask for the O-I conference call. A replay

(2)  Excluding charges of $28 million during the second quarter of 2015 for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

(3)  See the table entitled Reconciliation to Expected Adjusted Earnings — FY16 Forecast in this release.

(4)  See the table entitled Reconciliation to Free Cash Flow — FY16 Forecast in this release.

of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 — O-I Investor Relations
Kristin Kelley, 567-336-2395 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2016 earnings conference call is currently scheduled for Wednesday, October 26, 2016, at 8:00 a.m. EDT.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.2 billion in 2015 and employs 27,000 people at 80 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted EPS and free cash flow, provide relevant and useful information, which is widely used by analysts, investors and competitors in the industry, as well as by management in assessing both consolidated and business unit performance. The information presented regarding adjusted EPS relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the normal earnings of the business, divided by weighted average shares outstanding (diluted). In addition, the Company also presents adjusted EPS on a constant currency basis, adjusting the currency translation effect on prior year earnings to allow management to evaluate the Company’s operations without the external impact of currency translation. Management has included adjusted EPS to assist in understanding the comparability of results of ongoing operations. Further, the information presented regarding free cash flow relates to cash provided by continuing operating activities less capital spending and management has included free cash flow to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relation to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,”

“intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (2) risks related to the impact of integration of the Vitro Acquisition on earnings and cash flow, (3) risks associated with the significant transaction costs and additional indebtedness that the Company incurred in financing the Vitro Acquisition, (4) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (5) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (6) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (7) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (8) impacts from the United Kingdom’s referendum of withdrawal from the European Union on foreign currency exchange rates and the Company’s business, (9) consumer preferences for alternative forms of packaging, (10) cost and availability of raw materials, labor, energy and transportation, (11) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (12) consolidation among competitors and customers, (13) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (14) unanticipated expenditures with respect to environmental, safety and health laws, (15) the Company’s ability to further develop its sales, marketing and product development capabilities, (16) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, (17) the Company’s ability to accurately estimate its total asbestos-related liability, and (18) the Company’s ability to successfully remediate the material weakness in its internal control over financial reporting, and the other risk factors discussed in the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2015 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2016	2015	2016	2015

Net sales	$1,760	$1,543	$3,348	$2,964
Cost of goods sold	(1,418)	(1,269)	(2,687)	(2,422)

Gross profit	342	274	661	542

Selling and administrative expense	(126)	(118)	(254)	(242)
Research, development and engineering expense	(16)	(16)	(32)	(31)
Interest expense, net	(67)	(74)	(133)	(121)
Equity earnings	15	14	29	29
Other income (expense), net	(7)	(18)	(29)	(15)

Earnings from continuing operations before income taxes	141	62	242	162

Provision for income taxes	(30)	(15)	(57)	(40)

Earnings from continuing operations	111	47	185	122

Loss from discontinued operations	(2)	(2)	(3)	(2)

Net earnings	109	45	182	120

Net earnings attributable to noncontrolling interests	(4)	(5)	(10)	(9)

Net earnings attributable to the Company	$105	$40	$172	$111

Amounts attributable to the Company:
Earnings from continuing operations	$107	$42	$175	$113
Loss from discontinued operations	(2)	(2)	(3)	(2)
Net earnings	$105	$40	$172	$111

Basic earnings per share:
Earnings from continuing operations	$0.66	$0.26	$1.08	$0.70
Loss from discontinued operations	$(0.01)	(0.01)	(0.02)	(0.01)
Net earnings	$0.65	$0.25	$1.06	$0.69

Weighted average shares outstanding (thousands)	161,945	160,992	161,574	161,566

Diluted earnings per share:
Earnings from continuing operations	$0.65	$0.26	$1.07	$0.69
Loss from discontinued operations	$(0.01)	$(0.01)	(0.02)	(0.01)
Net earnings	$0.64	$0.25	$1.05	$0.68

Diluted average shares (thousands)	162,820	161,907	162,307	162,594

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	June, 30	December 31,	June, 30
Unaudited	2016	2015	2015
Assets
Current assets:
Cash and cash equivalents	$334	$399	$378
Trade receivables, net	831	562	712
Inventories	1,051	1,007	985
Prepaid expenses and other current assets	358	366	310
Total current assets	2,574	2,334	2,385

Property, plant and equipment, net	2,932	2,961	2,386
Goodwill	2,536	2,489	1,789
Intangibles	517	597	—
Other assets	1,108	1,040	1,058

Total assets	$9,667	$9,421	$7,618

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$305	$228	$555
Current portion of asbestos-related liabilities	130	130	143
Accounts payable	1,042	1,212	983
Other liabilities	518	552	458
Total current liabilities	1,995	2,122	2,139

Long-term debt	5,549	5,345	3,217
Asbestos-related liabilities	663	687	762
Other long-term liabilities	1,002	988	909
Share owners’ equity	458	279	591

Total liabilities and share owners’ equity	$9,667	$9,421	$7,618

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Six months ended June 30
Unaudited	2016	2015
Cash flows from operating activities:
Net earnings	$182	$120
Loss from discontinued operations	3	2
Non-cash charges
Depreciation and amortization	250	197
Pension expense	15	15
Restructuring, asset impairment and related charges	19	22
Cash Payments
Pension contributions	(9)	(10)
Asbestos-related payments	(24)	(35)
Cash paid for restructuring activities	(17)	(15)
Change in components of working capital	(491)	(401)
Other, net (a)	(35)	(5)
Cash utilized in continuing operating activities	(107)	(110)
Cash utilized in discontinued operating activities	(3)	(2)
Total cash utilized in operating activities	(110)	(112)

Cash flows from investing activities:
Additions to property, plant and equipment	(207)	(208)
Acquisitions, net of cash acquired	(31)	(52)
Net foreign exchange derivative activity	14	6
Proceeds on disposal of assets	34
Cash utilized in investing activities	(190)	(254)

Cash flows from financing activities:
Changes in borrowings, net	246	400
Issuance of common stock	5	1
Treasury shares purchased		(100)
Distributions to noncontrolling interests	(10)	(12)
Payment of finance fees	(3)	(37)
Cash provided by financing activities	238	252
Effect of exchange rate fluctuations on cash	(3)	(20)
Change in cash	(65)	(134)
Cash at beginning of period	399	512
Cash at end of period	$334	$378

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2016	2015	2016	2015
Net sales:
Europe	$646	$637	$1,209	$1,204
North America	599	530	1,131	1,000
Latin America	345	207	657	412
Asia Pacific	158	153	317	316

Reportable segment totals	1,748	1,527	3,314	2,932

Other	12	16	34	32

Net sales	$1,760	$1,543	$3,348	$2,964

Segment operating profit (a):

Europe	$73	$64	$128	$113
North America	92	82	168	153
Latin America	57	27	120	57
Asia Pacific	11	14	28	32

Reportable segment totals	233	187	444	355

Items excluded from segment operating profit:
Retained corporate costs and other	(25)	(18)	(57)	(39)
Items not considered representative of ongoing operations (b)	—	(33)	(12)	(33)

Interest expense, net	(67)	(74)	(133)	(121)
Earnings from continuing operations before income taxes	$141	$62	$242	$162

Ratio of earnings from continuing operations before income taxes to net sales	8.0%	4.0%	7.2%	5.5%

Segment operating profit margin (c):

Europe	11.3%	10.0%	10.6%	9.4%
North America	15.4%	15.5%	14.9%	15.3%
Latin America	16.5%	13.0%	18.3%	13.8%
Asia Pacific	7.0%	9.2%	8.8%	10.1%

Reportable segment margin totals	13.3%	12.2%	13.4%	12.1%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited	Europe	North America	Latin America	Asia Pacific	Total

Net sales - 2Q15	$637	$530	$207	$153	$1,527
Effects of changing foreign currency rates (a)		(2)	(23)	(6)	(31)
2Q15 at constant currency	637	528	184	147	1,496
Price	(9)	9	16	2	18
Sales volume (excluding acquisitions)	18	(13)	(14)	9	—
Vitro Acquisition		75	159		234
Total reconcililng items	9	71	161	11	252
Net sales - 2Q16	$646	$599	$345	$158	$1,748

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 2Q15	$64	$82	$27	$14	$187
Effects of changing foreign currency rates (a)	(4)		(2)	1	(5)
Segment operating profit at constant currency - 2Q15	60	82	25	15	182
Price	(9)	9	16	2	18
Sales volume (excluding acquisitions)	4	(3)	(4)	3	—
Operating costs	18	(7)	(13)	(9)	(11)
Vitro Acquisition		11	33		44
Total reconcililng items	13	10	32	(4)	51
Segment operating profit - 2Q16	$73	$92	$57	$11	$233

(a)         Currency effect on net sales and segment operating profit determined by using month-end foreign currency exchange rates in 2016 to translate 2015 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30,		Six months ended June 30
Unaudited	2016	2015	2016	2015

Earnings from continuing operations attributable to the Company	$107	$42	$175	$113
Items impacting segment operating profit:
Items impacting equity earnings		5		5
Items impacting other expense, net:
Restructuring, asset impairment and related charges		22	19	22
Strategic transactions costs		6		6
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		28		28
Items impacting income tax:
Net benefit for income tax on items above		(6)	(4)	(6)
Total adjusting items (non-GAAP)	$—	$55	$10	$55

Adjusted earnings (non-GAAP)	$107	$97	$185	$168

Currency effect on earnings (2015 only)(a)		(3)		(15)

Adjusted earnings on a constant currency basis (2015 only) (non-GAAP)		94		153

Diluted average shares (thousands)	162,820	161,907	162,307	162,594

Earnings per share from continuing operations (diluted)	$0.65	$0.26	$1.07	$0.69
Adjusted earnings per share (non-GAAP)	$0.65	$0.60	$1.14	$1.03

Adjusted earnings per share on a constant currency basis (non-GAAP)		$0.58		$0.94

(a)         Currency effect on earnings determined by using month-end foreign currency exchange rates in 2016 to translate 2015 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY16 Forecast

(Dollars in millions, except per share amounts)

	Forecast for Year Ended December 31, 2016
Unaudited	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$355	to	$372
Items management considers not representative of ongoing operations:(a)
Restructuring, asset impairment and related charges(b)	19		19
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government(b)	(7)		(7)
Net benefit for income tax on items above(b)	(4)		(4)
Net impact of noncontrolling interests on items above(b)	2		2
Total adjusting items	$10		$10

Adjusted earnings	$365	to	$382

Diluted average shares (thousands)	162,500		162,500

Earnings per share from continuing operations (diluted)	$2.18	to	$2.29
Adjusted earnings per share	$2.25	to	$2.35

(a)         The items management considers not representative of ongoing operations does not include an adjustment for asbestos-related costs. The adjustment for asbestos-related costs, if any, will not be determined until the company completes its annual comprehensive legal review in the fourth quarter, unless significant changes in trends or new developments warrant an earlier review.

(b)         Includes management decisions through second quarter of 2016. Further actions may be taken in 2016.

OWENS-ILLINOIS, INC.

Reconciliation to Free Cash Flow - FY16 Forecast

(Dollars in millions, except per share amounts)

Unaudited	2016 Forecast

Cash provided by continuing operating activities	$750
Additions to property, plant and equipment	(450)
Free cash flow	$300

Cash utilized in investing activities	(c)

Cash provided by financing activities	(c)

(c)          Forecasted amounts for full year 2016 are not yet determinable at this time.